Mount Street US (Georgia) LLP

2839 Paces Ferry Road,

Suite 200,

Atlanta, GA 30339

Annual Statement of Compliance

For the Period of January 1, 2025 through December 31, 2025 (Reporting Period)

Re: Transactions Identified in Appendix A to Management’s Assertion On Compliance With Applicable Regulation AB Servicing Criteria

I, Rawle Howard, in my capacity as Head of USA Operations of Mount Street US (Georgia) LLP (MSUS), do hereby state that:

•

A review of the Special Servicing activities of MSUS during the Reporting Period and of its performance, pertaining to the Transactions and the related Servicing Agreements listed in Appendix A to Management’s Assertion On Compliance With Applicable Regulation AB Servicing Criteria, has been made under my supervision; and

•

To the best of my knowledge, based on such review, MSUS has fulfilled all of its obligations pertaining to the Transactions and the related Servicing Agreements listed in Appendix A to Management’s Assertion On Compliance With Applicable Regulation AB Servicing Criteria in all material respects throughout the Reporting Period.

	/s/ Rawle Howard	27-Feb-26 | 12:36 PST
	Rawle Howard Managing Director Head of Mount Street USA	Date

Classification - Confidential